Exhibit 10.12

On Holding AG – OEPP 2018	Amendment 2019

Amendment 2019 to the OEPP 2018

In consideration of the current Company valuation of CHF 1,850 million and the envisaged capital round 2019 in which the share capital of the Company would be increased by up to 14,071 registered shares with a par value of CHF 10 each at an issuance price of CHF 8,884 (“Primary Transaction”), the Compensation Committee states that:

•	an important next step in the Company’s evolvement would be reached;

•	one of the main purposes of the OEPP 2018 would economically be achieved, even though the Primary Transaction does technically not qualify as Exit Event.

In appreciation of this extraordinary achievement, the Compensation Committee proposes and the Board of Directors of the Company approves the following amendments to the OEPP 2018:

1.	Accelerated Vesting

In case of a successful closing of the Primary Transaction (Vollzug der Kapitalerhöhung von 14’071 Namenaktien zum Ausgabepreis von je CHF 8’884, total CHF 125’006’764), the following Phantom Shares shall benefit of an accelerated vesting with effect as of the completion of the Primary Transaction (“Accelerated Vesting Date”):

Category	Accelerated Vesting
Phantom Shares	33 1/3% = up to 346 Phantom Shares

Such accelerated vesting is, however, solely applicable to Participants whose employment with a Subsidiary has not been terminated as of the Accelerated Vesting Date.

For the purposes of the OEPP 2018, where applicable, accelerated vested Phantom Shares (“Accelerated Vested Phantom Shares”) shall be included in the definition “Vested Phantom Shares” of the OEPP 2018.

The remaining 2/3 of the Phantom Shares will remain subject to the regular vesting terms of section 5.1 of the OEPP 2018.

On Holding AG – OEPP 2018	Amendment 2019

2.	Settlement

Each Accelerated Vested Phantom Share will be settled in a cash amount corresponding to CHF 8,884 minus the applicable Tax Withholding. Payment will be made within 30 days as of the Accelerated Vesting Date.

Any other rules of the OEPP 2018 remain unchanged and shall continue to apply.

* * *

New York, 1 November 2019

/s/ Caspar Coppetti	/s/ David Allemann
Caspar Coppetti	David Allemann
Chairman of the Board of Directors	Member of the Board of Directors

2